Exhibit 99.2

AMD Reports First Quarter 2013 Results – CFO Commentary

April 18, 2013

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Q1 2013 Results

•	AMD revenue $1.09 billion, down 6% sequentially and down 31% year-over-year

•	Gross margin of 41%

•	Operating loss of $98 million, net loss of $146 million, loss per share of $0.19

•	Non-GAAP operating loss of $46 million, net loss of $94 million, loss per share of $0.13

Q1 2013 Commentary

Revenue was $1.09 billion, down 6% sequentially. Sequential revenue decline in the Computing Solutions segment of 9% was due to lower desktop, notebook and chipset unit shipments primarily driven by a weak consumer buying environment. Graphics segment revenue increased 3% sequentially primarily due to higher game console royalties and channel sales.

Gross margin was 41% and included a $20 million benefit from sales of inventory that had been previously reserved which positively impacted gross margin by approximately 2 percentage points.

Operating expenses were $543 million. Non-GAAP operating expenses were $491 million, in line with previous guidance of $495 million primarily due to continued tight spending controls in the quarter as we drive towards our operating expense goal of $450 million per quarter by Q3 2013.

•	R&D was $312 million, 29% of net revenue.

•	SG&A was $179 million, 16% of net revenue.

To derive non-GAAP operating expenses, we excluded the impact of:

•	Amortization of acquired intangible assets of $5 million, and

•	Restructuring and other special charges, net of $47 million.

- These other special charges primarily included a $52 million loss associated with the sale and leaseback of the “Lone Star Campus” in Austin, Texas, partially offset by a gain from the sale and leaseback of a building in Markham, Canada.

AMD Q1-13 CFO Commentary	Page 1	April 18, 2013

Non-GAAP operating loss was $46 million and non-GAAP net loss was $94 million.

To derive non-GAAP operating loss and non-GAAP net loss, we excluded the impact of:

•	Amortization of acquired intangible assets of $5 million, and

•	Restructuring and other special charges, net of $47 million.

Interest expense was $44 million, flat compared to the prior quarter.

Tax provision was $2 million in the quarter, compared to $4 million in the prior quarter.

Non-GAAP loss per share was $0.13, calculated using 749 million basic shares. This includes the $20 million benefit from sales of previously reserved products. Basic shares are used in the net loss per share calculation.

Adjusted EBITDA was $40 million, up from $30 million in the prior quarter.

Q1 2013 Segment Results – Computing Solutions

Computing Solutions segment revenue was $751 million, down 9% sequentially due to lower desktop, notebook and chipset unit shipments primarily driven by a weak consumer buying environment.

•	Client product revenue declined 9% sequentially primarily due to lower unit shipments in the quarter for desktop and notebook microprocessors.

•	Client microprocessor ASP increased sequentially primarily due to a richer product mix at Original Equipment Manufacturers (OEMs) and in the channel.

•	Server microprocessor revenue increased sequentially due to higher ASP. Server unit shipments were flat quarter-over-quarter.

•	Chipset revenue declined sequentially primarily due to lower unit shipments.

AMD started shipping its next generation APU code-named “Kabini” in the quarter.

•

“Kabini” targets ultrathin notebooks with exceptional battery life and offers impressive levels of performance in both dual- and quad-core options. “Kabini” is expected to deliver an increase of more than 50 percent in performance[1] over the previous generation of AMD essential computing APUs (codenamed “Brazos 2.0.”)

AMD Q1-13 CFO Commentary	Page 2	April 18, 2013

Computing Solutions operating loss was $39 million, an improvement from an operating loss of $323 million in the previous quarter, which included the impact of a GLOBALFOUNDRIES (GF) related “lower of cost or market” (LCM) charge of $273 million.

Q1 2013 Segment Results – Graphics

Graphics segment revenue was $337 million, up 3% compared to the prior quarter.

•	Graphics segment revenue was up 3% sequentially due to record workstation graphics sales and higher channel and game console royalties.

•	Graphics segment ASP was up compared to the prior quarter.

Graphics segment operating income was $16 million, down from $22 million from the prior quarter primarily due to lower GPU sales to OEMs.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.2 billion as of the end of Q1 2013 and flat compared to the end of Q4 2012. First quarter cash was bolstered by the successful closing of a sale and leaseback transaction of the “Lone Star Campus” in Austin, Texas generating cash proceeds of approximately $164 million, net of certain fees and expenses.

Accounts Receivable at the end of the quarter was $645 million, up $15 million compared to the end of Q4 2012.

Inventory was $613 million exiting the quarter, up $51 million compared to the end of Q4 2012 as microprocessor product inventory grew as expected in preparation of upcoming product introductions.

Payable to GLOBALFOUNDRIES (GF) line item on the Balance Sheet includes all amounts due to GF by AMD. AMD will make a $40 million cash payment to GF in Q2 2013, related to the reduction of wafer purchase commitments in 2012, as provided in the Third Amendment to the Wafer Supply Agreement (WSA). The remaining balance of payments related to the wafer commitment reduction is $200 million which will be paid in Q1 2014.

Long-term debt and capital lease obligations, including current portion as of the end of the quarter was $2.04 billion, unchanged from Q4 2012.

Net cash used by operations was $155 million. Non-GAAP free cash flow was negative $175 million.

AMD Q1-13 CFO Commentary	Page 3	April 18, 2013

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2012.

Q2 2013 we expect:

•	Revenue to increase 2% sequentially, +/-3%.

•	Operating expenses to be approximately $480 million.

•	Inventory to continue to increase sequentially in preparation for new product introductions.

For 2013 we expect:

•	Quarterly operating expenses to be at $450 million by third quarter of 2013.

•	Capital expenditures of approximately $150 million for the year.

•	Taxes of approximately $4 million per quarter.

•	Positive Free Cash Flow by the second half of 2013.

•	To maintain cash balances in the optimal zone of $1.1 billion for the year and well above the target minimum of $700 million.

***********************************

For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

************************************

AMD Q1-13 CFO Commentary	Page 4	April 18, 2013

Non-GAAP Measures:

To supplement the Company’s financial results presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in the commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the applicable period: for all periods presented, the Company included an adjustment for net restructuring and other special charges; for the fourth quarter of 2012, the Company included an adjustment for the lower of cost or market charge (LCM) related to GF take-or-pay obligation; and for the first quarter of 2012 the Company included adjustments for the limited waiver of exclusivity from GF and SeaMicro acquisition costs. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

AMD Q1-13 CFO Commentary	Page 5	April 18, 2013

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q1-13	Q4-12	Q1-12
GAAP gross margin	$445	$178	$27
GAAP gross margin %	41%	15%	2%
Lower of cost or market charge related to GF take-or-pay obligation	—	(273)	—
Limited waiver of exclusivity from GF	—	—	(703)
Non-GAAP gross margin	$445	$451	$730
Non-GAAP gross margin %	41%	39%	46%
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Millions)	Q1-13	Q4-12	Q1-12
GAAP operating expenses	$543	$600	$607
Amortization of acquired intangible assets	5	4	1
Restructuring and other special charges, net	47	90	8
SeaMicro acquisition costs	—	—	6
Non-GAAP operating expenses	$491	$506	$592
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)
(Millions)	Q1-13	Q4-12	Q1-12
GAAP operating loss	$(98)	$(422)	$(580)
Lower of cost or market charge related to GF take-or-pay obligation	—	(273)	—
Limited waiver of exclusivity from GF	—	—	(703)
Amortization of acquired intangible assets	(5)	(4)	(1)
Restructuring and other special charges, net	(47)	(90)	(8)
SeaMicro acquisition costs	—	—	(6)
Non-GAAP operating income (loss)	$(46)	$(55)	$138

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q1-13		Q4-12		Q1-12
GAAP net loss / Loss per share	$(146)	$(0.19)	$(473)	$(0.63)	$(590)	$(0.80)
Lower of cost or market charge related to GF take-or-pay obligation	—	—	(273)	(0.37)	—	—
Limited waiver of exclusivity from GF	—	—	—	—	(703)	(0.94)
Amortization of acquired intangible assets	(5)	(0.01)	(4)	(0.01)	(1)	—
Restructuring and other special charges, net	(47)	(0.06)	(90)	(0.12)	(8)	(0.01)
SeaMicro acquisition costs	—	—	—	—	(6)	(0.01)
Tax benefit related to SeaMicro acquisition	—	—	—	—	36	0.05
Impairment charge on certain marketable securities	—	—	(4)	—	—	—
Non-GAAP net income (loss) / Earnings (loss) per share	$(94)	$(0.13)	$(102)	$(0.14)	$92	$0.12

AMD Q1-13 CFO Commentary	Page 6	April 18, 2013

Reconciliation of GAAP operating loss to Adjusted EBITDA

(Millions)	Q1-13	Q4-12	Q1-12
GAAP operating loss	$(98)	$(422)	$(580)
Lower of cost or market charge related to GF take-or-pay obligation	—	273	—
Limited waiver of exclusivity from GF	—	—	703
Depreciation and amortization	62	62	62
Employee stock-based compensation expense	24	23	21
Amortization of acquired intangible assets	5	4	1
Restructuring and other special charges, net	47	90	8
SeaMicro acquisition costs	—	—	6

Adjusted EBITDA	$40	$30	$221

Non-GAAP free cash flow reconciliation

(Millions)	Q1-13	Q4-12	Q1-12
GAAP net cash provided by (used in) operating activities	$(155)	$(286)	$107
Purchases of property, plant and equipment	(20)	(22)	(40)

Non-GAAP free cash flow	$(175)	$(308)	$67

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the second quarter of 2013 and fiscal 2013, including revenue, operating expenses, inventory, capital expenditures, and taxes; our optimal and minimum cash balance; our ability to achieve our target quarterly operating expenses by the third quarter of 2013; our ability to achieve positive free cash flow by the second half of 2013; and the features and functionalities of AMD products which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s current plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market and at mature yields on a timely basis; that its third party wafer foundry suppliers will be unable to transition the company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products; the company’s requirements for wafers are less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die the company receives from each wafer; that the

AMD Q1-13 CFO Commentary	Page 7	April 18, 2013

company is unable to successfully implement its long-term business strategy; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that global business and economic conditions will not continue to improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2012.

[1]

Test conducted in AMD Performance Labs measuring productivity performance with PCMark Vantage. The “Kabini” A6 APU-based system scored 5271 while the “Brazos” APU-based system scored 2807. “Kabini” PC config is based off the “Larne” reference design with 2013 AMD A6-5200 APU with AMD Radeon HD 8400 graphics, 4G DDR3 1600, and Windows 8 64bit. “Brazos” PC config is based off the “Renmore” reference resign with 2012 AMD E2-1800 APU with AMD Radeon HD 7340 graphics, 4G DDR3 1333 and Windows 7 Ultimate. KBN-3

AMD Q1-13 CFO Commentary	Page 8	April 18, 2013